Exhibit 5.1

601 Lexington Avenue	Facsimile: +1 212 446 4900
New York, NY 10022
United States
+1 212 446 4800

www.kirkland.com

March 23, 2026

Waters Corporation

Augusta SpinCo Corporation

and the other registrants listed on Schedule A hereto

c/o Waters Corporation

34 Maple Street

Milford, Massachusetts 01757

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special counsel to Waters Corporation, a Delaware corporation (the “Parent Guarantor”), Augusta SpinCo Corporation, a Delaware corporation and wholly owned subsidiary of the Parent Guarantor (the “Issuer”), and the entities listed on Schedule A hereto (the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”), in connection with the issuance and sale by the Issuer of (i) $650,000,000 aggregate principal amount of 4.321% Senior Notes due 2027 (the “2027 Notes”), (ii) $600,000,000 aggregate principal amount of 4.398% Senior Notes due 2029, (iii) $750,000,000 aggregate principal amount of 4.656% Senior Notes due 2031, (iv) $750,000,000 aggregate principal amount of 4.945% Senior Notes due 2033 and (v) $750,000,000 aggregate principal amount of 5.245% Senior Notes due 2036 (the “Notes”) pursuant to a shelf registration statement on Form S-3 (Registration Nos. 333-294314; 333-294314-01; 333-294314-02; 333-294314-03; 333-294314-04; 333-294314-05; 333-294314-06; 333-294314-07; 333-294314-08; 333-294314-09; 333-294314-10; 333-294314-11; and 333-294314-12) filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) on March 16, 2026, which became effective automatically upon filing, for the purpose of registering the offering of the Securities (as defined below) under the Securities Act of 1933, as amended (the “Securities Act”), and the documents incorporated by reference therein (as such registration statement is amended or supplemented, the “Registration Statement”). The Notes are to be issued pursuant to that certain Indenture, dated as of March 23, 2026 (the “Base Indenture”), by and among the Issuer, the Parent Guarantor and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of the date hereof (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Issuer, the Guarantors and the Trustee. The Indenture provides that the Notes are to be guaranteed (the “Guarantees”) by the Guarantors. The Notes and the Guarantees are collectively

Waters Corporation

March 23, 2026

referred to herein as the “Securities.” The Notes are to be sold pursuant to that certain Underwriting Agreement, dated as of March 17, 2026 (the “Underwriting Agreement”), by and among the Issuer, the Guarantors and Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, BofA Securities, Inc. and HSBC Securities (USA) Inc., as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the formation and organizational documents of the Issuer and the Guarantors, (ii) minutes and records of the corporate proceedings of the Issuer and the Guarantors with respect to the issuance of the Securities, (iii) the Registration Statement and the exhibits thereto, (iv) the Indenture and (v) specimen certificates of the global notes representing the Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto (other than, with respect to due authorization, execution and delivery, the Issuer and the Guarantors). We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of the officers and other representatives of the Issuer, the Guarantors and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth herein, we are of the opinion that, assuming the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, (i) the Notes constitute binding obligations of the Issuer and (ii) the Guarantees constitute binding obligations of the Guarantors.

We assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Waters Corporation

March 23, 2026

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

The opinion related to the Guarantees is further subject to the effect of rules of law that may render guarantees unenforceable under circumstances where, in the absence of an effective consent or waiver by the Guarantors (as to which we express no opinion herein), actions, failures to act or waivers, amendments or replacement of the Indenture or the Securities so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between the Trustee and the Issuer or the Guarantors, which is substantially and materially different from that presently contemplated by the Indenture and the Securities.

Our advice on every legal issue addressed in this letter is based exclusively on the internal statutory law of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the California Corporations Code and the California Revised Uniform Limited Liability Company Act and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any federal, state or foreign securities (or “blue sky”) laws or regulations.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Current Report on Form 8-K to be filed by the Parent Guarantor with the Commission on the date hereof and its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus supplement constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion after the date hereof.

Waters Corporation

March 23, 2026

Sincerely,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP

Schedule A

Subsidiary Guarantors

Name of Legal Entity	Jurisdiction
PharMingen	California

Wyatt Technology, LLC	California

Accuri Cytometers, Inc.	Delaware

Augusta Life Sciences US OpCo I LLC	Delaware

Augusta Life Sciences US OpCo II LLC	Delaware

Augusta Life Sciences US SpinCo LLC	Delaware

Cellular Research, Inc.	Delaware

HandyLab, Inc.	Delaware

TA Instruments - Waters L.L.C.	Delaware

Waters Asia Limited	Delaware

Waters Technologies Corporation	Delaware